
                                                   Micro Linear Corporation
                                        Statement Re Computation of Earnings Per Share
                                                         (Unaudited)
                                            (In thousands, except per share data)

                                                                Three Months                      Nine Months
                                                                    Ended                            Ended
                                                                September 30,                    September 30,
                                                        ------------------------------    -----------------------------
                                                           1996             1995             1996             1995
                                                        ------------    --------------    ------------    -------------

    Net income......................................           $549            $3,161          $5,368           $7,057
                                                        ============    ==============    ============    =============

    PRIMARY:
    Weighted average common shares outstanding......         12,430            12,203          12,401           12,079

    Common equivalents attributable to:
         Options and warrants.......................            695             1,653             984            1,614
                                                        ------------    --------------    ------------    -------------
    Total weighted average common and common
         equivalent shares outstanding..............         13,125            13,856          13,384           13,693
                                                        ============    ==============    ============    =============

    Net income per share............................       $   0.04         $    0.23        $   0.40        $    0.52
                                                        ============    ==============    ============    =============


    FULLY DILUTED:
    Weighted average common shares outstanding......         12,430            12,203          12,401           12,079

    Common equivalents attributable to:
         Options and warrants - using quarter-end
              market price..........................            808             1,653           1,024            1,660
                                                        ------------    --------------    ------------    -------------
    Total weighted average common and common
         equivalent shares outstanding..............         13,239            13,856          13,384           13,750
                                                        ============    ==============    ============    =============

    Net income per share............................      $    0.04         $    0.23       $    0.40        $    0.51
                                                        ============    ==============    ============    =============
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